Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Syniverse
Helen Harris
Office: (813) 273-3939
Mobile: (813) 431-5298
Helen.harris@syniverse.com

Syniverse Completes Acquisition of

EDS Interoperator Services North America

Tampa, Fla. – Sept. 30, 2004 – Syniverse Technologies, (www.syniverse.com), a global communications technology company, today announced it has completed the acquisition of EDS Interoperator Services North America (EDS IOS). EDS IOS was owned by Electronic Data Systems, Inc (EDS). The purchase price was $53.7 million payable in cash, including working capital adjustments. The purchase price is subject to future adjustments that management believes will be immaterial.

The acquisition was funded by additional borrowings under Syniverse’s current credit facility and cash. Along with the incremental borrowings, Syniverse has amended various terms and conditions under its credit facility, reducing the applicable margin, extending the maturity on the facility and modifying various covenants.

“The completion of the EDS IOS acquisition is another important step for Syniverse as we execute our plan to expand our business and our presence throughout the world,” said Syniverse Chief Executive Officer Ed Evans. “This acquisition increases the scope and scale of services we offer to wireless voice and data providers in the areas of clearing and settlement for roaming and business intelligence reporting.”

EDS IOS is the third acquisition made by Syniverse since becoming a privately held corporation. It immediately adds 28 new clearing customers to Syniverse’s growing worldwide customer base of nearly 300 wireless, wireline and Wi-Fi providers.

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About Syniverse

Syniverse Technologies enables global communications by developing innovative business and network engineering solutions that manage and interconnect voice and data systems in more than 30 countries throughout the Americas, Asia Pacific and Europe. Syniverse provides technology interoperability, network services and number portability to nearly 300 mobile operators, wireline carriers, emerging telecom market entrants and enterprise customers. Products include SS7 intelligent network solutions, clearing and settlement services, voice and data roaming facilitation, revenue enhancement solutions and more than 25 other integrated services. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com.

CUSIP: 87287VAB8 Bloomberg Tickers: SYNVER (Bond) 32497Z (Equity)

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com